Exhibit 10.1

TRANSITION SERVICES AGREEMENT

This Transition Services Agreement (this “Agreement”) dated as of January 3, 2025, is made by and between NovaBay Pharmaceuticals, Inc., a Delaware corporation (the “Seller”), and Phase One Health, LLC, a Tennessee limited liability company (the “Buyer”).

WHEREAS, in connection with the transactions contemplated by that certain Trademark Acquisition Agreement (the “Purchase Agreement”), dated as of the date hereof, by and among the Buyer, the Seller and the owner of the Seller, the Buyer and the Seller desire to enter into this Agreement; and

WHEREAS, the Buyer desires for the Seller to sell the Inventory (as defined below) and provide certain services to the Buyer and the Seller is willing to sell the Inventory and provide such services to the Buyer, in each case, on the terms and conditions set forth in this Agreement. Capitalized terms used and not otherwise defined in this Agreement have the meanings ascribed to them in the Purchase Agreement.

NOW, THEREFORE, in consideration of the mutual covenants contained herein, and intending to be legally bound hereby, the parties hereto agree as follows:

1.    Term. The Seller shall provide services to the Buyer hereunder for the period commencing on the date hereof, and ending January 10, 2025 (the “Term”); provided, however, that the Buyer may terminate any one or more of the services at any time upon reasonable prior notice to the Seller, which shall be provided at least ten (10) days prior to the termination of such services.

2.    Duties.

(a)    Within three (3) days of execution of this Agreement, the Buyer shall deliver to the Seller one hundred twenty-six thousand dollars ($126,000.00) (the “Inventory Purchase Price”) as payment for the inventory in connection with Purchase Order No. 2024-03 (dated December 18, 2023) (the “Inventory”). The Buyer shall arrange and be responsible for the prompt loading and shipment of the entire Inventory to occur from the Seller’s warehouse location that is identified to the Buyer (the “Seller’s Warehouse”) to a destination that is determined by the Buyer. Such loading and shipment of the Inventory shall occur within two (2) days of payment of the Inventory Purchase Price to the Seller. For avoidance of doubt, the sale of the Inventory to the Buyer will occur and become final only after full payment of the Inventory Purchase Price has been received by the Seller.

(b)    Promptly upon receipt of the Inventory Purchase Price set forth in Section 2(a), the Buyer shall arrange and be responsible for the prompt loading and shipment of all the Seller’s inventory of empty PHASEONE ® 235 mL bottles in its possession and located at the Seller’s Warehouse to the Buyer’s desired destination. Such loading and shipment shall occur within two (2) days of payment of the Inventory Purchase Price to the Seller.

(c)    The Seller shall amend its 510(k) pre-clearance submission number K113820 to cover PHASEONE within its scope.

(d)    The Seller and the Buyer acknowledge that the Amended and Restated Private Label Agreement, dated February 25, 2019 between the parties shall terminate upon payment of the Inventory Purchase Price as provided hereunder.

3.    Independent Contractor Status.

(a)    The Seller acknowledges and agrees that (i) the Seller alone will be responsible for remitting, withholding and/or paying federal, state, local and any other applicable taxes on the amounts paid by the Buyer hereunder, and (ii) the Buyer will not withhold any amounts from the payments made by it hereunder relating to any such taxes. The Seller shall defend, indemnify and hold harmless the Buyer and its subsidiaries and affiliates, and each of their respective officers, directors and employees from and against all claims, liabilities and expenses (including reasonable attorney’s fees, costs and disbursements) relating to any failure by the Seller to declare, collect, remit and pay on a timely basis all such taxes, payments and contributions that are owing by the Seller in respect of the amounts paid by the Buyer to the Seller.

(b)    Each party acknowledges and agrees that none of the Seller’s employees, personnel, members or agents is an “employee” (or person of similar status) of the Buyer or any of its affiliates for purposes of the Internal Revenue Code of 1986, as amended, or for purposes of participation in any employee benefit plans of the Buyer or any of its affiliates. Each party further acknowledges and agrees that its employees, personnel, members and agents have no right to participate, and shall not participate, in any employee benefit plans, programs or policies of the Buyer or any of its affiliates.

(c)    The Seller shall be an independent contractor of the Buyer, and this Agreement shall not be construed to create any association, partnership, joint venture, employee, or agency relationship between the Seller and the Buyer for any purpose. The Seller shall have no authority, and shall not hold itself out as having any authority, to bind the Buyer and shall not make any agreements or representations on the Buyer’s behalf without the Buyer’s prior written consent.

4.    Representations. Each party represents and warrants to the other party that (a) it is not subject to any contract, arrangement, policy or understanding, or to any statute, governmental rule or regulation, that in any way limits its ability to enter into and fully perform its obligations under this Agreement, and (b) it is not otherwise unable to enter into and fully perform its obligations under this Agreement.

5.    Binding Effect; Assignment. This Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective heirs, executors, personal representatives, estates, successors and assigns. Notwithstanding the provisions of the immediately preceding sentence, neither party shall assign all or any portion of this Agreement without the prior written consent of the other party.

6.    Notices. Unless otherwise provided herein, all communications under this Agreement shall be delivered pursuant to the notice provisions set forth in the Purchase Agreement.

7.    Amendments; Waivers. This Agreement may not be modified unless such amendment is agreed to in writing and signed by each of the parties hereto. No waiver by either party hereto at any time of any breach by the other party hereto, or compliance with, any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time.

8.    Governing Law. This Agreement shall in all respects be governed by, and construed in accordance with, the laws (excluding conflict of laws rules and principles) of the State of Delaware applicable to agreements made and to be performed entirely within Delaware, including all matters of construction, validity and performance.

9.    Severability. If any provision of this Agreement, or any application thereof to any circumstances, is invalid, in whole or in part, such provision or application shall to that extent be severable and shall not affect other provisions or applications of this Agreement.

10.    Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original, but all of which together will constitute one and the same instrument.

11.    Entire Agreement. This Agreement and the Purchase Agreement contain the entire agreement between the parties hereto concerning the subject matter hereof and supersede all prior agreements, understandings, discussions, negotiations and undertakings, whether written or oral, between the parties hereto relating to such subject matter.

IN WITNESS WHEREOF, the Seller and the Buyer have caused this Agreement to be executed as of the date first above written by their respective duly authorized officers.

NovaBay Pharmaceuticals, Inc.
By:	/s/ Justin M. Hall, Esq.
Name:	Justin M. Hall, Esq.
Title:	CEO

Phase One Health, LLC

By:	/s/ Jeffrey Nugent
Name:	Jeffrey Nugent
Title:	President and CEO